Exhibit 99.1

LOCATEPLUS ANNOUNCES CANCELLATION OF WARRANTS, RELEASE OF ESCROWED SHARES

Prominent provider of investigative data also announces completion of work of Acting Chief Executive Officer Derrick Spatorico.

Beverly, Massachusetts, Santa Ana, California, Austin, Texas, and Tampa, Florida – June 1, 2010 – FOR IMMEDIATE RELEASE.

LocatePLUS Holdings Corporation (Pink Sheets - LPHC.PK), a prominent provider of public record and personal contact information announced today the cancellation of a series of 5-year warrants previously held by YA Global Investments, L.P. to purchase a total of 9,836,701 shares of the Company’s Common Stock.  The cancellation was effective on May 6, 2010 and was in exchange for 300,000 shares of common stock.

The Company also announced that 19,866,861 previously issued shares of the Company’s Common Stock were released from escrow, effective May 15, 2010 pursuant to a Settlement Agreement between the Company and James C. Fields executed May 27, 2009.  The shares are being allocated to investors and others in exchange for services.

“Our Board continues to focus on creating, enhancing, and returning value to our shareholders and these developments are an important part of achieving that outcome,” said Derrick Spatorico.  “I accepted the short-term appointment as Acting CEO, President, and Treasurer with the goal of continuing our important work while resolving some of the debt issues facing our Company.  With the cancellation of the warrants and the release of our shares from escrow, I have accomplished my goals,” he continued.  “I was pleased to play this important role for LocatePlus but I have a demanding schedule in the practice of law.  In concluding my service as Acting CEO, President, Treasurer, and as a member of the Board of Directors, I look forward to having more time for family and other pursuits.”

“On behalf of the Board and the Shareholders I want to convey our gratitude to Derrick for his service during this important time for our Company,” said Christian Williamson, Ph.D., Chair of the Board of Directors.  “His hard work and leadership were instrumental in resolving these matters and in maintaining and protecting shareholder value.  The cancellation of the warrants and the release of the escrowed shares places us in a position to move forward on a number of fronts.”

“We are also grateful to Bart Valdez and congratulate him on his recent professional accomplishments.  We understand the employment circumstances that require him to resign as a Director of our Company as well as several other director positions that he held,” continued Dr. Williamson.  “We have appreciated the important industry experience and the guidance that Bart brought to our Board as we evaluated our business needs and formulated plans for future initiatives.  We wish him every success as he concludes his service to LocatePlus.”

About LocatePLUS

LocatePLUS is a Pen-Link certified, prominent provider of investigative solutions currently used in homeland security, anti-terrorism, and crime fighting initiatives.  The Company acquires and synthesizes public information in a cross-referenced, searchable database integrated in a proprietary manner that provides rapid and efficient access via the Internet and other media to comprehensive personal and location characteristics on data subjects even when inquiry information is partial or incomplete.

The Company estimates that it provides data on nearly 98% of the adult population of the United States, current to within 30 days and supplemented by historical data with a range of approximately 40 years.  This information can include names, addresses, telephone numbers, cell phone numbers, email / IP addresses, dates of birth, social security numbers, prior residences, and, in certain circumstances, real estate holdings, recorded bankruptcies, liens, judgments, driver’s license data, motor vehicle records, and more assembled from multiple sources formatted to reveal links to related data useful in investigations. The information is maintained in one of the largest and most comprehensive XML data sources of its kind.

LocatePLUS and its subsidiaries serve 8,000 security-sensitive clients across a spectrum of interests from government to security and fraud conscious private concerns such as human resources, legal, and financial professionals as well as the collections industry, and even dating services.  Consumer use information is also available through the company’s retail website, LocateAmerica.  Over 2,000 law enforcement agencies and major police departments across the country are among the Company’s client base.

LocatePLUS Holdings Corporation operates through six subsidiaries throughout the United States.  LocatePLUS centered in Beverly, Massachusetts serves law enforcement, professional investigators, and credentialed business customers.  Services are available through XML for large volume needs.  The company also provides an unlimited, budget focused-product for the moderate usage needs of municipal, state, and federal law enforcement.  Services are also available on a per click basis via subscription.  Entersect, centered in Santa Ana, California provides law enforcement products, human resource products, and consumer products, in particular LocateAmerica, a consumer-oriented website.  Tru|Backgrounds of Tampa, Florida provides pre-employment screening background services.  Dataphant of Austin, Texas originates cell phone and other telephone subscriber data.  WorldWide Information also located in Beverly, Massachusetts provides motor vehicle and driver license information in a secure, interactive, and confidential format that is highly regarded by law enforcement users.  Metrigenics centered in New York was established to investigate biometric information applications.

For more information, visit the Company's Website at http://www.locateplus.com

LocatePlus Contact:

Thomas Murphy
LocatePLUS Holdings Corporation
100 Cummings Center, Suite 235m
Beverly, MA 01915
866-596-7905
tmurphy@locateplus.com